Exhibit 99.1

Helix TCS Announces Third Quarter Results, Reports 80% increase in Revenue, 39% Improvement in Cash Flow from Operations.

Denver, CO, Nov. 14, 2019 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- Helix TCS, Inc. (OTCQB:HLIX) (the “Company”) today reported its results for the third quarter of 2019. The Company will be hosting an earnings call today, November 14, 2019, at 4:30pm Eastern time. Call info can be found at the bottom of this release.

“Q3 has seen the company continue to meet its goals on key operational initiatives and our overarching strategy.  Strategic acquisitions, a strong customer focus, and targeted internal improvements continue to drive growth and shareholder value” said Zachary L. Venegas, Helix TCS Executive Chairman and CEO.  “While we firmly believe that the market does not view Helix TCS correctly, the company itself is stronger than ever. We clearly anticipated the tightening in capital markets, and took appropriate steps months in advance to prepare for it, and we are on track in improving our cash from operations, cutting costs, and closing in on profitability even as we continue to grow our market share and add new product and service lines.  Doing this all simultaneously while requiring minimal capital is solid proof of the operational results that we deliver for investors.”

Highlights of the third quarter and first nine months of 2019 include:

•	Q3 2019 revenue of $3.74MM, an increase of 20% compared to the same quarter YoY
•	Gross profit for the quarter was $1.5 million, a 41% blended gross margin; software gross margin was 62+%
•	In the first 9 months of 2019, the Company generated revenues of $11MM, an increase of 80% from the same period in 2018
•	Cash flows from operations improved in Q3 by 39%, compared to Q3 2018
•	BioTrackTHC added 306 new licenses, a 50% increase in new users from Q2
•	BioTrack Recurring Commercial Revenues increased 10% from Q2 to Q3 2019
•	BioTrack commercial bookings increased 27% to $489K
•	Closed acquisition of Amercanex, the world’s only fully compliant online Cannabis and Hemp wholesale marketplace
•	Remained dominant in Cannabis POS Market Share

The 3rd quarter saw accelerated growth for the BioTrack business line driven by strong sales in emerging markets as well as expanding existing contracts.  The SaaS platform continues to grow, and expansion by major clients is creating a more stable user base across the country. This trend helped reduce churn to <2% in Q3.  We also made significant progress on multiple development initiatives, with next generation products expected to begin generating revenue in Q4.

Conference Call Info:

We recommend calling in approximately 10 minutes prior to the start of the call.  There will be live Q&A on the call as well, questions can also be submitted ahead of time or during the call to ir@helixtcs.com.

Interested parties can participate in the call using the following information:

•	Attendee Dial In: 866-831-8616
•	Passcode or ID: 10256

Sign up for Helix TCS Investor Updates here.

About Helix TCS, Inc.

Helix TCS, Inc. (OTCQB: HLIX) is a leading provider of critical infrastructure services, helping owners and operators of licensed cannabis businesses stay competitive and compliant while mitigating risk. Through its proprietary technology suite and security services, Helix TCS provides comprehensive supply chain management, compliance tools, and asset protection for any license type in any regulated cannabis market.  While Helix provides services to the Cannabis and Hemp Industries, the Company does not deal directly with the plant or any derivative products. Helix TCS’ products reach over 2,000 customer locations in 38 states and 6 countries and has processed over $20 billion in cannabis sales. For more information on Helix TCS and to sign up for investor updates, visit us at www.helixtcs.com.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements.  Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our ability to fund our operations and pay any outstanding debt; fluctuations in our financial results; general economic risks; the volatile nature of the market for our products and services and other factors that could impact our anticipated growth; our ability to manage our growth; changes in laws and regulations regarding the cannabis industry and service providers in the cannabis industry; reliance on key personnel; our ability to compete effectively; security and other risks associated with our business; intellectual property risks; and other risk factors set forth from time to time in our SEC filings.  Helix TCS assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Media Contact:

Colt Peterson

Helix TCS, Inc.

303-324-1022

press@helixtcs.com

IR Contact:

Scott Ogur

Helix TCS, Inc.

ir@helixtcs.com